                                                                EXHIBIT 10.135


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                                OPTION AGREEMENT

                                 BY AND BETWEEN

                         PONCE-NICASIO BROADCASTING, A
                              LIMITED PARTNERSHIP

                                      AND

                            PAXSON COMMUNICATIONS OF
                              SACRAMENTO-29, INC.

                                      FOR

                           TELEVISION STATION KCMY-TV
                             SACRAMENTO, CALIFORNIA

                                   *  *  *

                               SEPTEMBER 6, 1996


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

                                OPTION AGREEMENT


         THIS OPTION AGREEMENT (the "Option Agreement") is entered into as of September 6, 1996 by and between PAXSON COMMUNICATIONS OF SACRAMENTO-29, INC., a Florida corporation ("Paxson"), and PONCE-NICASIO BROADCASTING, A LIMITED PARTNERSHIP, a California limited partnership ("PNB").

                                    RECITALS

         A. PNB owns or leases all of the assets (the "Assets") that are used or useful in the business and operations of Television Station KCMY-TV, Channel 29, Sacramento, California (the "Station"), including, without limitation, the licenses issued by the Federal Communications Commission ("FCC") for the Station (the "FCC Licenses").

         B. Paxson and PNB have entered into a Time Brokerage Agreement dated as of the date hereof (the "Time Brokerage Agreement"), pursuant to which Paxson shall provide programming for broadcast on the Station.

         C. Paxson and PNB have entered into a Loan Agreement dated as of the date hereof (the "Loan Agreement"), pursuant to which Paxson agrees to loan PNB up to Eight Million Five Hundred Thousand Dollars ($8,500,000).

         D. PNB desires to grant to Paxson an exclusive and irrevocable option to purchase the Assets, including the FCC Licenses, and Paxson desires to grant to PNB an exclusive and irrevocable option to require Paxson to purchase the Assets, including the FCC Licenses, on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1.      Grant of Put Option.

                 (a) Paxson hereby grants to PNB an exclusive and irrevocable option to require Paxson to acquire the Assets, including the FCC Licenses (the "Put Option"), for a purchase price of Seventeen Million Dollars ($17,000,000), payable upon the closing of the Option Purchase Agreement (as defined in Section 3 below).

                 (b) PNB may deliver to Paxson written notice of PNB's intention to exercise the Put Option (the "Put Notice") at any time during the period commencing on the date hereof and ending on May 31, 1998 (the "Put Termination Date"). In the event that

PNB fails to give Paxson the Put Notice prior to the Put Termination Date, the Put Option shall expire.

         2.      Grant of Call Option.

         (a) PNB hereby grants to Paxson an exclusive and irrevocable option to acquire the Assets, including the FCC Licenses (the "Call Option"), for a purchase price of Seventeen Million Dollars ($17,000,000), payable upon the closing of the Option Purchase Agreement.

         (b) Paxson may deliver to PNB written notice of Paxson's intention to exercise the Call Option (the "Call Notice") at any time during the period commencing on June 1, 1998 and ending on June 30, 1998 (the "Call Termination Date"). Notwithstanding the requirement in the preceding sentence, Paxson may deliver to PNB a Call Notice at any time following (i) a termination of the Time Brokerage Agreement in accordance with its terms for any reason other than a material breach by Paxson of its obligations thereunder or a termination of the Time Brokerage Agreement by Paxson pursuant to Section 6.1(e) thereof, (ii) the deletion or preemption by PNB during any consecutive 30-day period of more than 30 hours of programming supplied by Paxson for broadcast on the Station pursuant to the Time Brokerage Agreement, other than a deletion or preemption of programming by PNB for the broadcast of programming covering natural disasters occurring in Northern California, or (iii) the delivery by Paxson to PNB of the written notice contemplated by section 7.2 of the Loan Agreement upon an Event of Default, as that term is defined in the Loan Agreement. In the event that Paxson fails to give PNB the Call Notice prior to the Call Termination Date, the Call Option shall expire.

         3. Option Purchase Agreement. Within five (5) business days following Paxson's receipt of the Put Notice or PNB's receipt of the Call Notice, as the case may be, PNB and Paxson shall enter into the Option Purchase Agreement in the form of Schedule A hereto (the "Option Purchase Agreement"), it being understood that the only change to such form shall be changes, if any, in the information contained in the Schedules thereto and the addition, if any, of Schedules thereto that are reasonably required to reflect events occurring after the date hereof; provided, however, that Paxson shall not be required to accept any such change or addition that, as a result of any action taken by PNB, could reasonably be expected to cause a material adverse change in, or have a material adverse effect on, the assets to be conveyed to Paxson pursuant to the Option Purchase Agreement, the business or operations of the Station or the ability of PNB to consummate the transactions contemplated by the Option Purchase Agreement in accordance with its terms. Upon the execution and delivery of the Option Purchase Agreement, PNB and Paxson shall perform their respective obligations thereunder, including, without limitation, filing and prosecuting an appropriate application for FCC consent to the assignment of the FCC Licenses from PNB to Paxson (the "FCC Consent").

         4.      Survival of Options.

                 (a) In the event that the exercise of the Put Option is not consummated for any reason whatsoever, the Put Option shall nevertheless remain exercisable by PNB until the Put Termination Date, and PNB may at any time, and from time to time, prior to such expiration again exercise the Put ' Option as set forth in this Option Agreement and, upon such exercise, Paxson and PNB shall enter into an Asset Purchase Agreement that is substantially identical to the Option Purchase Agreement and thereafter diligently proceed to perform their obligations thereunder.

                 (b) In the event that the exercise of the Call Option is not consummated for any reason whatsoever, the Call Option shall nevertheless remain exercisable by Paxson until the Call Termination Date, and Paxson may at any time, and from time to time, prior to such expiration again exercise the Call Option as set forth in this Option Agreement and, upon such exercise, PNB and Paxson shall enter into an Asset Purchase Agreement that is substantially identical to the Option Purchase Agreement and thereafter diligently proceed to perform their obligations thereunder.

         5. Control of the Station. Prior to the closing of the transactions contemplated by the Option Purchase Agreement, Paxson shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Station; such operations, including complete control and supervision of all of the Station programs, employees, and policies, shall be the sole responsibility of PNB until the closing of the transactions contemplated by the Option Purchase Agreement.

         6. Programming Agreements. In the event that (a) PNB does not exercise the Put Option on or prior to the Put Termination Date, (b) Paxson does not exercise the Call Option on or prior to the Call Termination Date, and
(c) the InfoMall TV Network ("inTV") continues to provide infornercial programming to affiliated television stations on the Call Termination Date, then PNB may, at any time during the period commencing on the day after the Call Termination Date and ending on the 5th business day thereafter (the "Programming Notice Period"), deliver to Paxson written notice (the "Affiliation Notice") of PNB's intention to enter into an Affiliation
Agreement with inTV. Within five business days following Paxson's receipt of the Affiliation Notice, PNB and inTV shall enter into an Affiliation Agreement on the same terms and conditions contained in the Affiliation Agreement between inTV and PNB that is in effect on the date hereof; provided that the term of such Affiliation Agreement shall be for a period of two years from the execution thereof;

and provided further that neither party shall be permitted to terminate such Affiliation Agreement without cause prior to the end of the two-year term. Notwithstanding anything in this Section 6 to the contrary, if inTV no longer provides infomercial programming to affiliated television stations as of the Call Termination Date, then PNB may, at any time during the Programming Notice Period, deliver to Paxson written notice of PNB's intention to extend the Time Brokerage Agreement (the "TBA Extension Notice") for a two-year term ending on the second anniversary of the Call Termination Date. If PNB fails to deliver either the Affiliation Notice or the TBA Extension Notice prior to the end of the Programming Notice Period, then neither Paxson nor inTV shall have any further obligations hereunder. In addition to the foregoing, PNB may deliver the Affiliation Notice or, if inTV no longer provides infornercial programming to affiliated television stations, PNB, may deliver the TBA Extension Notice, within 30 days following a termination by PNB or Paxson of this Option Agreement, the Time Brokerage Agreement or the Asset Purchase Agreement in accordance with their respective terms so long as, at the time of any such termination, PNB is not in default of its obligations under this Option Agreement, the Time Brokerage Agreement, the Asset Purchase Agreement and the Loan Agreement.

         7. Representations and Warranties of PNB. PNB represents and warrants to Paxson as follows:

                 (a) PNB is a limited partnership duly organized, validly existing and in good standing under the laws of the State of California. PNB has full partnership power and authority to execute and deliver this Option Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Option Agreement and the consummation of the transactions contemplated hereby by PNB have been duly and validly authorized by all necessary partnership action on the part of PNB. This Option Agreement has been duly and validly executed and delivered by PNB and constitutes a legal, valid and binding agreement of PNB enforceable against PNB in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

                 (b) Except for the FCC Consent, there is no requirement applicable to PNB to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority or any other third party as a condition to the consummation by PNB of the transactions contemplated by this Option Agreement and the Option Purchase Agreement.

                 (c) Subject to obtaining the FCC Consent, the execution, delivery and performance of this Option Agreement and the Option Purchase Agreement by PNB will not

(i) conflict with PNB's organizational documents or agreements, (ii) conflict with or result in a default (or give rise to any right of first refusal, termination, cancellation or acceleration that has not been duly and validly waived by the holder thereof) under any of the terms, conditions or provisions of any note, bond, mortgage, agreement, or lease to which PNB is a party or by which any of the FCC Licenses or the other Assets are bound, or (iii) violate any statute, law, rule, regulation, order, writ, injunction or decree applicable to PNB, the FCC Licenses or the other Assets.

         8. Representations and Warranties of Paxson. Paxson represents and warrants to PNB as follows:

                 (a) Paxson has full corporate power and authority to execute and deliver this Option Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Option Agreement and the consummation of the transactions contemplated hereby by Paxson have been duly and validly authorized by all necessary corporate action on the part of Paxson. This Option Agreement has been duly and validly executed and delivered by Paxson and constitutes a legal, valid and binding agreement of Paxson enforceable against Paxson in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

                 (b) Except for the FCC Consent, there is no requirement applicable to Paxson to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority or any other third party as a condition to the consummation by Paxson of the transactions contemplated by this Option Agreement and the Option Purchase Agreement.

                 (c) Subject to obtaining the FCC Consent, the execution, delivery and performance of this Option Agreement and the Option Purchase Agreement by Paxson will not (i) conflict with Paxson's organizational documents, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, agreement, or lease to which Paxson is a party or by which any of its assets are bound, or (iii) violate any statute, law, rule, regulation, order, writ, injunction or decree applicable to Paxson.

       9. Covenants of PNB. PNB will not (i) commit any act that is inconsistent with the grant of the Call Option to Paxson or the transactions contemplated by this Option Agreement and the Option Purchase Agreement or (ii) violate any of the covenants, by any act or failure to act, set forth in
Section 5 of the Option Purchase Agreement. Without limiting the generality of the foregoing, PNB agrees that from and after the date hereof and until the termination of this Option Agreement in accordance with its terms, PNB will not sell, transfer or otherwise dispose of any assets of the Station, except in the normal course of business consistent with prior practices, and PNB will not respond to inquiries or proposals, or enter into or pursue any discussions, or enter into any agreements (oral or written), with respect to any sale, transfer or other disposition prohibited by this Section 9.

         10. Cooperation. PNB and Paxson shall cooperate fully with each other and their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Option Agreement and the Option Purchase Agreement and will each use their respective best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by them under this Option Agreement and the Option Purchase Agreement so that the transactions contemplated hereby shall be consummated.

         11. Specific Performance. The parties recognize that if PNB breaches this Option Agreement and refuses to perform under the provisions of this Option Agreement, monetary damages alone would not be adequate to compensate Paxson for its injury. Paxson shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Option Agreement. If any action is brought by Paxson to enforce this Option Agreement, PNB; shall waive the defense that there is an adequate remedy at law.

         12. Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Option Agreement shall be
(a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to PNB:                  Ron V. Briggs
                            Ponce-Nicasio Broadcasting, A Limited Partnership
                            3100 Gold Nugget Way
                            Placerville, California  95667

If to Paxson:               Lowell W. Paxson
                            Paxson Communications Corporation
                            601 Clearwater Park Road
                            West Palm Beach, Florida  33401





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

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 12.

         13. Entire Agreement; Amendment. This Option Agreement and the Option Purchase Agreement supersede all prior agreements and understandings of the parties, oral and written, with respect to its subject matter. This Option Agreement and the Option Purchase Agreement may be modified only by an agreement in writing executed by all of the parties hereto. No waiver of compliance with any provision of this Option Agreement or the Option Purchase Agreement will be effective unless evidenced by an instrument evidenced in writing and signed by the parties hereto.

         14. Further Assurances. From time to time after the date of execution hereof, the parties shall take such further action and execute such further documents, assurances and certificates as either party reasonably may request of the other to effectuate the purposes of this Option Agreement.

         15. Counterparts. This Option Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when each of the parties hereto shall have delivered to it this Option Agreement duly executed by the other parties hereto.

         16. Headings. The headings in this Option Agreement are for the sole purpose of convenience of reference and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Option Agreement.

         17. Governing Law; Venue. This Option Agreement shall be construed under and in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law. PNB and Paxson hereby irrevocably submit to the exclusive jurisdiction and venue of the state and federal district courts for Sacramento, California for the purposes of any action or proceeding arising out of or relating to this Option Agreement or the subject matter hereof. PNB and Paxson hereby waive and agree not to assert, by way of motion, as a defense or otherwise, in any such action or proceeding, any claim that (A) they are not personally subject to the jurisdiction of such courts, (B) the action or proceeding is brought in an inconvenient forum or (C) the venue of the action or proceeding is improper. PNB and Paxson agree that, notwithstanding any right or privilege they may possess at any time, they and their property are and shall be generally subject to suit on account of the obligations they have assumed hereunder. PNB and Paxson agree that service in person or by certified or registered U.S. mail to its address set forth in
Section 12, or as subsequently changed as provided therein, shall constitute valid in personam service upon PNB and Paxson and their successors and assigns in any action or proceeding with respect to any matter as to which they have submitted to jurisdiction hereunder. The obligations of PNB and Paxson under this Section shall survive any termination of this Agreement.

         18. Benefit and Binding Effect; Assignability. This Option Agreement shall inure to the benefit of and be binding upon PNB, Paxson and their respective successors and permitted assigns. No party hereto may assign this Option Agreement without the prior written consent of the other parties hereto, except that Paxson at any time prior to the consummation of the transactions contemplated by this Option Agreement may assign its rights and obligations under this Option Agreement without PNB's consent to (a) any entity controlled by or under common control with Paxson or (b) any other entity designated by Paxson, so long as Paxson determines, in the exercise of reasonable business judgment, that such entity possesses the financial capacity, and the requisite qualifications under the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder, to consummate the transactions contemplated by this Option Agreement and the Option Purchase Agreement; provided, however, that Paxson Communications Corporation hereby agrees to guarantee the performance by Paxson's assignee of Paxson's obligations hereunder in the event that Paxson's assignee fails to perform such obligations. Upon any permitted assignment by a party in accordance with this Section 18, all references to "Paxson" herein shall be deemed to be references to Paxson's assignee and all references to "PNB" herein shall be deemed to be references to PNB's assignee, as the case may be. Notwithstanding the foregoing, Paxson may, at its sole cost and expense, assign its rights, benefits, duties or obligations hereunder to its lenders as collateral security for the obligations of Paxson to such lenders.

         19. Confidentially. Except as necessary for the consummation of the transaction contemplated by this Option Agreement, and except as and to the extent required by law, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Option Agreement. If this Option Agreement is terminated, each party will return to the other party all information obtained by the such party from the other party in connection with the transactions contemplated by this Option Agreement.

         20. Press Release. No party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Option Agreement or the transactions contemplated hereby or the transactions contemplated by the Loan Agreement and the Time Brokerage Agreement without the prior written consent of the other party.





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

21.      Termination.

         (a) Paxson may, at its option and expense, retain a consultant selected by Paxson to perform a Phase I environmental survey of the properties of the Station. If such survey, which shall be completed no later than forty
(40) days following the execution of this Option Agreement, discloses any material environmental hazard or material possibility of future liability for environmental damages or clean-up costs, Paxson shall so notify PNB in writing (the "Environmental Notice") on or before the date that is 45 days following execution of this Option Agreement.

         (b) Paxson may, at its option and expense, retain an engineering firm selected by Paxson to conduct a proof of performance study of the Station and to prepare a report on the Station's compliance with customary engineering practices and all applicable FCC rules, regulations, prescribed practices, and technical standards. If the study or report, which shall be completed no later than forty (40) days following the execution of this Option Agreement, discloses any material deficiencies in the operations or equipment of the Station, Paxson shall so notify PNB in writing (the "Engineering Notice") on or before the date that is 45 days following execution of this Option Agreement.

         (c) This Option Agreement may be terminated by Paxson and the purchase and sale of the Station abandoned if:

              (i) Paxson shall have notified PNI3 of material environmental hazards or the material possibility of future liability for environmental damages or clean-up costs, as indicated in the environmental study described in Section 21(a), and the cause thereof shall not have been remedied within thirty (30) days following the date the Environmental Notice is given to PNB.

              (ii) Paxson shall have notified PNB of material deficiencies in the operations or equipment of the Station, as indicated in the engineering study described in Section 21(b), and the cause thereof shall not have been remedied within thirty (30) days following the date the Engineering Notice is given to PNB.


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

       IN WITNESS WHEREOF the parties hereto have executed this Option Agreement as of the date first above written.

                                   PAXSON COMMUNICATIONS OF
                                   SACRAMENTO-29, INC.



                                   By:  /s/ James B. Bocock
                                      ------------------------------------
                                        James B. Bocock
                                        President



                                   PONCE-NICASIO BROADCASTING, A
                                   LIMITED PARTNERSHIP

                                   By:    Ponce-Nicasio Broadcasting, Inc.,
                                          its general partner



                                          By: /s/ Carmen Briggs
                                             -----------------------------
                                                 Name: Carmen Briggs
                                                 Title: President



                                   PAXSON COMMUNICATIONS CORPORATION HEREBY
                                   JOINS IN THE EXECUTION OF THE FOREGOING
                                   AGREEMENT SOLELY TO AGREE TO THE GUARANTY SET FORTH IN SECTION 18 HEREOF, AS OF THE DATE FIRST ABOVE WRITTEN.



                                   By: /s/ James B. Bocock
                                      ------------------------------------
                                          James B. Bocock
                                          President

                                                                      SCHEDULE A


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                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                            PAXSON COMMUNICATIONS OF
                              SACRAMENTO-29, INC.

                                      AND

                         PONCE-NICASIO BROADCASTING, A
                              LIMITED PARTNERSHIP

                                      FOR

                           TELEVISION STATION KCMY-TV
                             SACRAMENTO, CALIFORNIA


                                    *  *  *


                              SEPTEMBER 6, 1996

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

                               TABLE OF CONTENTS

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                                                                     ----

SECTION 1. DEFINITIONS . . . . . . . . . . . . . . . . . . . . .       1
        "Accounts Receivable"  . . . . . . . . . . . . . . . . .       1
        "Assets" . . . . . . . . . . . . . . . . . . . . . . . .       1
        "Assumed Contracts"  . . . . . . . . . . . . . . . . . .       1
        "Closing"  . . . . . . . . . . . . . . . . . . . . . . .       2
        'Closing Date" . . . . . . . . . . . . . . . . . . . . .       2
        "Consent"  . . . . . . . . . . . . . . . . . . . . . . .       2
        "Contracts"  . . . . . . . . . . . . . . . . . . . . . .       2
        "FC"     . . . . . . . . . . . . . . . . . . . . . . . .       2
        "FCC Consent"  . . . . . . . . . . . . . . . . . . . . .       2
        "FCC Licenses" . . . . . . . . . . . . . . . . . . . . .       2
        "Final Order"  . . . . . . . . . . . . . . . . . . . . .       2
        "HSR Act"  . . . . . . . . . . . . . . . . . . . . . . .       2
        "Intangibles " . . . . . . . . . . . . . . . . . . . . .       2
        "Licenses" . . . . . . . . . . . . . . . . . . . . . . .       3
        "Loan Documents" . . . . . . . . . . . . . . . . . . . .       3
        "Purchase Price" . . . . . . . . . . . . . . . . . . . .       3
        "Real Property"  . . . . . . . . . . . . . . . . . . . .       3
        "Tangible Personal Property" . . . . . . . . . . . . . .       3
        "Time Brokerage Agreement" . . . . . . . . . . . . . . .       3
        "Transaction Document"   . . . . . . . . . . . . . . . .       3

SECTION 2. PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . .       3
        2.1    Agreement to Sell and Buy   . . . . . . . . . . .       3
        2.2    Excluded Assets   . . . . . . . . . . . . . . . .       4
        2.3    Purchase Price  . . . . . . . . . . . . . . . . .       5
        2.4    Payment of Purchase Price   . . . . . . . . . . .       6
        2.5    Assumption of Liabilities and Obligations   . . .       6

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . .       6
        3.1    Organization, Standing, and Authority   . . . . .       6
        3.2    Authorization and Binding Obligation  . . . . . .       6
        3.3    Absence of Conflicting Agreements   . . . . . . .       7
        3.4    Governmental Licenses   . . . . . . . . . . . . .       7
        3.5    Title to and Condition of Real Property   . . . .       8
        3.6    Title to and Condition of Tangible Personal
               Property  . . . . . . . . . . . . . . . . . . . .       8
        3.7    Contracts   . . . . . . . . . . . . . . . . . . .       8
        3.8    Consents  . . . . . . . . . . . . . . . . . . . .       9
        3.9    Intangibles   . . . . . . . . . . . . . . . . . .       9

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

                                                                     Page
                                                                     ----
        3.10   [Reserved]  . . . . . . . . . . . . . . . . . . .       9
        3.11   Insurance   . . . . . . . . . . . . . . . . . . .       9
        3.12   Reports   . . . . . . . . . . . . . . . . . . . .      10
        3.13   Personnel   . . . . . . . . . . . . . . . . . . .      10
        3.14   Taxes   . . . . . . . . . . . . . . . . . . . . .      12
        3.15   Claims and Legal Actions  . . . . . . . . . . . .      12
        3.16   Environmental Matters   . . . . . . . . . . . . .      13
        3.17   Compliance with Laws  . . . . . . . . . . . . . .      14
        3.18   Conduct of Business in Ordinary Course   . . . .       14
        3.19   Transactions with Affiliates  . . . . . . . . . .      14
        3.20   Broker  . . . . . . . . . . . . . . . . . . . . .      15
        3.21   Full Disclosure   . . . . . . . . . . . . . . . .      15

SECTION 4.    REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . .      15
        4.1    Organization, Standing, and Authority   . . . . .      15
        4.2    Authorization and Binding Obligation  . . . . . .      15
        4.3    Absence of Conflicting Agreements   . . . . . . .      15
        4.4    Broker  . . . . . . . . . . . . . . . . . . . . .      16
        4.5    Full Disclosure   . . . . . . . . . . . . . . . .      16

SECTION 5.    OPERATIONS OF THE STATION PRIOR TO CLOSING . . . .      16
        5.1    Generally   . . . . . . . . . . . . . . . . . . .      16
        5.2    Compensation  . . . . . . . . . . . . . . . . . .      16
        5.3    Contracts   . . . . . . . . . . . . . . . . . . .      16
        5.4    Disposition of Assets   . . . . . . . . . . . . .      16
        5.5    Encumbrances  . . . . . . . . . . . . . . . . . .      17
        5.6    Licenses  . . . . . . . . . . . . . . . . . . . .      17
        5.7    Rights  . . . . . . . . . . . . . . . . . . . . .      17
        5.8    No Inconsistent Action  . . . . . . . . . . . . .      17
        5.9    Access to Information   . . . . . . . . . . . . .      17
        5.10   Maintenance of Assets   . . . . . . . . . . . . .      18
        5.11   Insurance   . . . . . . . . . . . . . . . . . . .      18
        5.12   Consents  . . . . . . . . . . . . . . . . . . . .      18
        5.13   Books and Records   . . . . . . . . . . . . . . .      18
        5.14   Notification  . . . . . . . . . . . . . . . . . .      18
        5.15   Financial Information   . . . . . . . . . . . . .      18
        5.16   Compliance with Laws  . . . . . . . . . . . . . .      18
        5.17   Financing Leases  . . . . . . . . . . . . . . . .      19
        5.18   Preservation of Business  . . . . . . . . . . . .      19
        5.19   Collection of Accounts Receivable   . . . . . . .      19

                                                                     Page
                                                                     ----
SECTION 6.     SPECIAL COVENANTS AND AGREEMENTS  . . . . . . . .      19
        6.1     FCC Consent  . . . . . . . . . . . . . . . . . .      19
        6.2     Control of the Station   . . . . . . . . . . . .      19
        6.3     Risk of Loss   . . . . . . . . . . . . . . . . .      20
        6.4     Confidentiality  . . . . . . . . . . . . . . . .      20
        6.5     Cooperation  . . . . . . . . . . . . . . . . . .      20
        6.6     Bulk Sales Law   . . . . . . . . . . . . . . . .      20
        6.7     Access to Books and Records  . . . . . . . . . .      20
        6.8     Appraisal  . . . . . . . . . . . . . . . . . . .      21
        6.9     Noncompetition Agreement   . . . . . . . . . . .      21
        6.10    HSR Act Filing   . . . . . . . . . . . . . . . .      21

SECTION 7.   CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER
               AT CLOSING  . . . . . . . . . . . . . . . . . . .      21
        7.1    Conditions to Obligations of Buyer  . . . . . . .      21
        7.2    Conditions to Obligations of Seller   . . . . . .      23

SECTION 8.   CLOSING AND CLOSING DELIVERIES. . . . . . . . . . .      23
        8.1     Closing  . . . . . . . . . . . . . . . . . . . .      23
        8.2     Deliveries by Seller   . . . . . . . . . . . . .      24
        8.3     Deliveries by Buyer  . . . . . . . . . . . . . .      25

SECTION 9.   TERMINATION . . . . . . . . . . . . . . . . . . . .      26
        9.1     Termination by Seller  . . . . . . . . . . . . .      26
        9.2     Termination by Buyer   . . . . . . . . . . . . .      26
        9.3     Rights on Termination  . . . . . . . . . . . . .      27

SECTION 10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
              INDEMNIFICATION; CERTAIN REMEDIES  . . . . . . . .      27
        10.1    Representations and Warranties   . . . . . . . .      27
        10.2    Indemnification by Seller  . . . . . . . . . . .      27
        10.3    Indemnification by Buyer   . . . . . . . . . . .      28
        10.4    Procedure for Indemnification  . . . . . . . . .      28
        10.5    Specific Performance   . . . . . . . . . . . . .      29
        10.6    Attorneys' Fees  . . . . . . . . . . . . . . . .      29

SECTION 11.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . .      30
        11.1    Fees and Expenses  . . . . . . . . . . . . . . .      30
        11.2    Notices  . . . . . . . . . . . . . . . . . . . .      30
        11.3    Benefit and Binding Effect   . . . . . . . . . .      31
        11.4    Further Assurances . . . . . . . . . . . . . . .      31

                                                                     Page
                                                                     ----
        11.5    Governing Law; Venue . . . . . . . . . . . . . .       31
        11.6    Headings . . . . . . . . . . . . . . . . . . . .       32
        11.7    Gender and Number  . . . . . . . . . . . . . . .       32
        11.8    Entire Agreement . . . . . . . . . . . . . . . .       32
        11.9    Waiver of Compliance; Consents . . . . . . . . .       32
        11.10   Press Release  . . . . . . . . . . . . . . . . .       32
        11.11   Counterparts . . . . . . . . . . . . . . . . . .       33

                               LIST OF SCHEDULES

              Schedule 2.2       -      Excluded Property
              Schedule 3.3       -      Consents
              Schedule 3.4       -      Licenses
              Schedule 3.5       -      Real Property
              Schedule 3.6       -      Tangible Personal Property
              Schedule 3.7       -      Contracts
              Schedule 3.9       -      Intangibles
              Schedule 3.1       -      Insurance-Policies
              Schedule 3.13      -      Employee Matters
              Schedule 3.15      -      Legal Actions
              Schedule 3.19      -      Affiliate Transactions
              Schedule 6.13      -      Form of Noncompetition Agreement
              Schedule 8.2(g)    -      Form of Opinions of Seller's Counsel
              Schedule 8.3(d)    -      Form of Opinion of Buyer's Counsel

                            ASSET PURCHASE AGREEMENT

       This ASSET PURCHASE AGREEMENT is dated as of the day of 199_, by and between PAXSON COMMUNICATIONS OF SACRAMENTO-29, INC., a Florida corporation ("Buyer"), and PONCE-NICASIO BROADCASTING, A LIMITED PARTNERSHIP, a California limited partnership ("Seller").

                                    RECITALS

         A. Seller is the licensee of and owns and operates television station KCMY-TV, Sacramento, California (the "Station"), pursuant to licenses issued by the Federal Communications Commission ("FCC").

         B. Seller desires to sell, and Buyer desires to buy, substantially all the assets that are used or useful in the business or operations of the Station, for the price and on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Seller, intending to be bound legally, agree as follows:

SECTION 1. DEFINITIONS

         The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

         "Accounts Receivable" means the rights of Seller to payment for the sale of advertising time run on the Station by Seller as of 11:59 p.m., Sacramento time, on the day prior to the effective date of the Time Brokerage Agreement (as defined below).

         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2. 1.

         "Assumed Contracts" means (i) all Contracts listed in Schedule 3.7 that are specifically designated on Schedule 3.7 as Contracts that are to be assumed by Buyer upon its purchase of the Station, (ii) any Contracts entered into by Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume, and (iii) time sales contracts entered into by Seller in compliance with Section 5.3.

         "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

         "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

         "Contracts" means all contracts, leases, nongovernmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which Seller is a party or which are binding upon Seller and which relate to or affect the Assets or the business or operations of the Station, and
(i) which are in effect on the date of this Agreement or (H) which are entered into by Seller between the date of this Agreement and the Closing Date.

         "FCC" means the Federal Communications Commission.

         "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

         "FCC Licenses" means all Licenses issued by the FCC to Seller in connection with the business or operations of the Station.

         "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Seller or under which Seller is licensed or franchised and which are used or useful in the business and operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Licenses" means all licenses, permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to Seller in connection with the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Loan Documents" means, collectively, the Loan Agreement dated as of the date hereof between Buyer and Seller (the "Loan Agreement") and the Promissory Note, Security Agreement, Collateral Assignment, Pledge Agreements and the other agreements executed and delivered pursuant to the Loan Agreement.

         "Purchase Price" means the purchase price specified in Section 2.3.

         "Real Property" means all real property and interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, and other real property interests which are used or useful in the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property which is used or useful in the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Time Brokerage Agreement" means the Time Brokerage Agreement dated as of the date hereof between Buyer and Seller.

         "Transaction Documents" means the Time Brokerage Agreement and the Loan Documents.

SECTION 2. PURCHASE AND SALE OF ASSETS

       2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, all of the tangible and intangible assets used or useful in connection with the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for liens for current taxes not yet due and payable), including the following:

              (a)    The Tangible Personal Property;

              (b)    The Real Property;

              (c)    The Licenses;

              (d)    The Assumed Contracts;

              (e) The Intangibles and all intangible assets of Seller relating to the Station that are not specifically included within the Intangibles, including the goodwill of the Station, if any;

              (f) All of Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of the Station;

              (g) All choses in action of Seller relating to the Station, other than those referred to in Section 2.2(e) below; and

              (h) All books and records relating to the business or operations of the Station, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept by the Station.

       2.2    Excluded Assets. The Assets shall exclude the following assets:

              (a) Seller's cash on hand as of the Closing and all other cash in any of Seller's bank or savings accounts; any insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto; and any stocks, bonds, certificates of deposit and similar investments;

              (b)    The Accounts Receivable;

              (c) All books and records that Seller is required by law to retain and that pertain to Seller's organization;

              (d) Any pension, profit-sharing, or employee benefit plans, and any collective bargaining agreements;

              (e) All choses in action of Seller with respect to which, as of the Closing Date, Seller has incurred any loss, liability, cost or expense;

              (f)    All assets, if any, purchased by Seller pursuant to Section
7. 10(a) of the Time Brokerage Agreement in the event that Buyer fails to exercise the ATV Option referred to therein; and

              (g)    All property listed on Schedule 2.2 hereto.

       2.3 Purchase Price. The Purchase Price for the Assets and the covenants of Seller set forth in the Noncompetition Agreement referred to in
Section 6.13 shall be Seventeen Million Dollars ($17,000,000), adjusted as provided below, less the total outstanding principal balance, all accrued but unpaid interest and all fees, expenses or other charges payable by Seller to Buyer as of the Closing Date pursuant to the terms of the Loan Documents:

              (a) Prorations. The Purchase Price shall be increased or decreased as required to effectuate the proration of expenses, other than expenses for which Buyer is obligated to reimburse Seller under the Time Brokerage Agreement. All expenses arising from the operation of the Station, including business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets under this Agreement), FCC annual Irregulatory fees and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs, and liabilities allocable to the period prior to the Closing Date (subject to reimbursement by Buyer to the extent provided under the Time Brokerage Agreement), and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period on and after the Closing Date. Notwithstanding the preceding sentence, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.5.

              (b) Manner of Determining Adjustments. Any adjustments will, insofar as feasible, be determined and paid on the Closing Date, with final settlement and payment by the appropriate party occurring no later than ninety
(90) days after the Closing Date or such other date as the parties shall mutually agree upon. Seller shall prepare and deliver to Buyer not later than five (5) days before the Closing Date a preliminary settlement statement which shall set forth Seller's good faith estimate of the adjustments to the Purchase Price under Section 2.3(a). The preliminary settlement statement (i) shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(a), to the extent such adjustments can be determined or estimated as of the date of the preliminary settlement statement, and such other information as may be reasonably requested by Buyer, and (ii) shall be certified by Seller to be true and complete in all material respects as of the date thereof.

       2.4 Payment of Purchase Price. The Purchase Price, as adjusted, shall be paid by Buyer to Seller at Closing by wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Seller to Buyer, at least two (2) days prior to the Closing Date.

       2.5 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Seller under the Licenses and the Assumed Contracts insofar as they relate to the time on and after the Closing Date, and arise out of events related to Buyer's ownership of the Assets or its operation of the Station on or after the Closing Date. Buyer shall not assume any other obligations or liabilities of Seller, including (i) any obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the operation of the Station prior to the Closing, (iv) any obligations or liabilities arising under capitalized leases or other financing agreements, (v) any obligations or liabilities arising under agreements entered into other than in the ordinary course of business, (vi) any obligations or liabilities of Seller under any employee pension, retirement, health and welfare or other benefit plans or collective bargaining agreements, (vii) any obligation to any employee of the Station for severance benefits, vacation time, or sick leave accrued prior to the Closing Date, or (viii) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of Seller prior to the Closing, and all such obligations and liabilities shall remain and, be the obligations and liabilities solely of Seller.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER

       Seller represents and warrants to Buyer as follows:

       3.1 Organization, Standing, and Authori1y. Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of California. Seller has all requisite power and authority
(i) to own, lease, and use the Assets as now owned, leased, and used, (ii) to conduct the business and operations of the Station as now conducted, and (iii) to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Seller hereunder and thereunder. Seller is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the operations of the Station or any of the Assets.

       3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Seller have been duly authorized by all necessary actions on the part of Seller and its partners. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligations of Seller, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

         3.3 Absence of Conflicting Agreements. Subject to obtaining the Consents listed on Schedule 3.3, the execution, delivery, and performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with any provision of the Certificate of Limited Partnership or Limited Partnership Agreement of Seller; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, accelerate or permit the acceleration of any performance required by the terms of, or give rise to any right of first refusal that has not been duly and validly waived by the holder thereof, any agreement, instrument, license, or permit to which Seller is a party or by which Seller may be bound; and (v) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon any of the Assets.

         3.4 Governmental Licenses. Schedule 3.4 includes a true and complete list of the Licenses. Seller has delivered to Buyer true and complete copies of the Licenses (including any amendments and other modifications thereto). The Licenses have been validly issued, and Seller is the authorized legal holder thereof. The Licenses listed on Schedule 3.4 comprise all of the licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of the Station in the manner and to the full extent they are now conducted, and none of the Licenses is subject to any restriction or condition that would limit the full operation of the Station as now operated. The Licenses are in full force and effect, and the conduct of the business and operations of the Station is in accordance therewith. Seller has no reason to believe that any of the Licenses would not be renewed by the FCC or other granting authority in the ordinary course. The Station's city of license, as determined by the FCC, is located within the Sacramento-Stockton-Modesto Area of Dominant Influence (the "Sacramento ADI") as defined by the 1991-1992 Area of Dominant Influence Market Guide published by The Arbitron Co. and the Sacramento-Stockton-Modesto Designated Market Area as defined by the 1995 United States Television Household Estimates published by Nielsen Media Research. On or before June 17, 1993, Seller made a valid election of must carry with respect to each cable system located within the Station's Area of Dominant Influence, no cable system has advised Seller of any signal quality or copyright indemnity or other prerequisite to cable carriage of the Station's signal, and no cable system has declined or threatened to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage from the FCC.(1)

         3.5 Title to and Condition of Real Property. Schedule 3.5 contains a complete and accurate description of all the Real Property and Seller's interests therein (including street address, legal description, owner, and use and the location of all improvements thereon). The Real Property listed on
Schedule 3.5 comprises all real property interests necessary to conduct the business and operations of the Station as now conducted. The Real Property does not include any fee estates. With respect to each leasehold or subleasehold interest included in the Real Property being conveyed under this Agreement so long as Seller fulfills its obligations under the lease therefor, Seller has enforceable rights to nondisturbance and quiet enjoyment. All towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed in Schedule 3.5. As of September 6, 1996, all Real Property (including the improvements thereon) (i) was in good condition and repair consistent with its present use, (ii) was available for immediate use in the conduct of the business and operations of the Station, and (iii) complied with all applicable building or zoning codes and the regulations of any governmental authority having jurisdiction. Seller has full legal and practical access to the Real Property.

         3.6     Title to and Condition of Tangible Personal Property.  Schedule
3.6 lists all material items of Tangible Personal Property. The Tangible Personal Property listed on Schedule 3.6 comprises all material items of tangible personal property necessary to conduct the business and operations of the Station as now conducted. Except as described in Schedule 3.6, Seller owns and has good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by Seller is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for liens for current taxes not yet due and payable. Each item of Tangible Personal Property is available for immediate use in the business and operations of the Station. As of September 6, 1996, all items of transmitting and studio equipment included in the Tangible Personal Property (i) had been maintained in a manner consistent with generally accepted standards of good engineering practice, and (ii) permitted the Station and any auxiliary broadcast facilities related to the Station to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC, and with all other applicable federal, state, and local statutes, ordinances, rules, and regulations.

         3.7 Contracts. Schedule 3.7 is a true and complete list of all Contracts except contracts with advertisers for the sale of advertising time on the Station for cash at prevailing rates and which have not been prepaid and which may be canceled by the Station without


--------------------
        (1) In the event this Asset Purchase Agreement is executed and delivered after October 1, 1996, then "June 17, 1993" shall be deleted from this sentence and "October 1, 1996" shall be substituted in its place.

penalty on not more than thirty days' notice. Seller has delivered to Buyer true and complete copies of all written Contracts, true and complete memoranda of all oral Contracts (including any amendments and other modifications to such Contracts), and a schedule summarizing Seller's obligations under trade and barter agreements relating to the Station. Other than the Contracts listed on
Schedule 3.7 and cash programming contracts, Seller requires no contract, lease, or other agreement to enable it to carry on its business as now conducted. All of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms. There is not under any Assumed Contract any default by any party thereto or any event that, after notice or lapse of time or both, could constitute a default. Seller is not aware of any intention by any party to any Assumed Contract (i) to terminate such contract or amend the terms thereof, (ii) to refuse to renew the Assumed Contract upon expiration of its term, or (iii) to renew the Assumed Contract upon expiration only on terms and conditions which are more onerous than those now existing. Except for the need to obtain the Consents listed in
Schedule 3.3, Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts.

       3.8    Consents.  Except for the FCC Consent provided for in Section
6.1 and the other Consents described in Schedule 3.3 and any filing required under the HSR Act, no consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required (i) to consummate this Agreement and the transactions contemplated hereby, (ii) to permit Seller to assign or transfer the Assets to Buyer, or (iii) to enable Buyer to conduct the business and operations of the Station in essentially the same manner as such business and operations are now conducted.

       3.9 Intangibles. Schedule 3.9 is a true and complete list of all Intangibles (exclusive of those listed in Schedule 3.4), all of which are valid and in good standing and uncontested. Seller has delivered to Buyer copies of all documents establishing or evidencing all Intangibles. Seller is not infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Seller threatened, with respect thereto. The Intangibles listed on Schedule 3.9 comprise all intangible property interests necessary to conduct the business and operations of the Station as now conducted.

3.     3.10   [Reserved].

       3.11 Insurance. Schedule 3.11 is a true and complete list of all insurance policies of Seller that insure any part of the Assets or the business of the Station. All policies of insurance listed in Schedule 3.11 are in full force and effect. The insurance policies listed in

Schedule 3.11 are adequate in amount with respect to, and for the fill value (subject to customary deductibles) of, the Assets, and insure the Assets and the business of the Station against all customary and foreseeable risks. During the three-year period ending on September 6, 1996, no insurance policy of Seller on the Assets or the Station has been canceled by the insurer and no application of Seller for insurance has been rejected by any insurer.

         3.12 Reports. All returns, reports, and statements that the Station is currently required to file with the FCC or with any other governmental agency have been filed, and all reporting requirements of the FCC and other governmental authorities having jurisdiction over Seller and the Station have been complied with. All of such returns, reports, and statements are substantially complete and correct as filed. Seller has timely paid to the FCC all annual regulatory fees payable with respect to the FCC Licenses.

         3.13    Personnel.

                 (a) All of Seller's Employee Plans and Compensation Arrangements are listed in Schedule 3.13, and complete and accurate copies of any such written Employee Plans and Compensation Arrangements (or related insurance policies) have been furnished to Buyer, along with copies of any employee handbooks or similar documents describing such Employee Plans and Compensation Arrangements. Descriptions of any unwritten Employee Plans or Compensation Arrangements also are provided in Schedule 3.13. Schedule 3.13 also contains a true and complete list of all employees of the Station, their job description, date of hire, salary and amount and date of last salary increase.

                 (b) Each Employee Plan and Compensation Arrangement has been administered in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act and any other applicable Federal or state laws. Seller is not aware of the existence of any governmental audit or examination of any Employee Plan or Compensation Arrangement or of any facts which would lead it to believe that any such audit or examination is pending or threatened. There exists no action, suit or claim (other than routine claims for benefits) with respect to any Employee Plan or Compensation Arrangement pending or, to the best knowledge of Seller, threatened against any of such plans or arrangements, and Seller possesses no knowledge of any facts which could give rise to any such action, suit or claim.

                 (c) Seller does not contribute to and is not required to contribute to any Multi-employer Plan with respect to the employees of the Station, and neither Seller nor any other trade or business under common control with Seller (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has incurred or reasonably expects to incur any "withdrawal liability," as defined under Section 4201 et seg. of ERISA.

         (d) Except as described in Schedule 3.13, neither Seller nor any other trade or business under common control with Seller (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) sponsors, maintains or contributes to any Employee Plan or Compensation Arrangement that provides retiree medical or retiree life insurance coverage to former employees of Seller at the Station.

         (e) Except as described in Schedule 3.13, with respect to each Employee Plan and, to the extent applicable, each Compensation Arrangement: (i) each Employee Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter, and no plan amendment that is not the subject of a favorable determination letter would affect the validity of an Employee Plan's letter; (ii) no prohibited transaction, within the definition of section 4975 of the Code or Title 1, Part 4 of ERISA, has occurred which would subject Seller to any liability; and (iii) all contributions, premiums or payments accrued, in whole or in part, under each Employee Plan or Compensation Arrangement or with respect thereto as of the Closing will be paid by the Seller prior to the Closing, including, but not limited to, contributions thereto with respect to the plan year ending immediately prior to the Closing.

                 (f) For purposes of this Agreement, the following terms shall have the meaning indicated: (i) "Employee Plan" shall mean any pension, profit-sharing, deferred compensation, vacation, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA to which Seller or any entity related to Seller (under the terms of Section 414(b), (c), (in) or (o) of the Code) contributes or to which Seller or any entity related to Seller (under the terms of Sections 414(b), (c), (m) or (o) of the Code) sponsors, maintains or otherwise is bound which provides benefits to persons employed or previously employed at the Station; (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended, any successor thereto and any regulations promulgated thereunder; (iii) "Compensation Arrangement" shall mean any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to employees, former employees, officers, directors, partners and shareholders of Seller or any entity related to Seller (under the terms of Section 414(b), (c), (m) or (o) of the Code) employed or previously employed at the Station any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan; (iv) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, any successor thereto and any regulations promulgated thereunder; and (v) "Multi-employer Plan" means a plan, as defined in ERISA Section 3(37), to which Seller or any entity related to Seller (under the terms of Section 414(b) or (c) of the Code) contributes or is required to contribute.

                 (g) Seller is not a party to or subject to any collective bargaining agreements with respect to the Station. Seller has no written or oral contracts of employment with any employee of the Station, other than those listed in Schedule 3.7. Seller has complied with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and Seller has not received any notice alleging that it has failed to comply in any material respect with any such laws, rules, or regulations. No controversies, disputes, or proceedings are pending or, to the best of Seller's knowledge, threatened, between Seller and any employee (singly or collectively) of the Station. No labor union or other collective bargaining unit represents or claims to represent any of the employees of the Station. To the best of Seller's knowledge, there is no union campaign being conducted to represent any employees of the Station or to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees at the Station.

                 3.14 Taxes. Seller has filed or caused to be filed all federal income tax returns and all other federal, state, county, local, or city tax returns which are required to be filed, and it has paid or caused to be paid all taxes shown on those returns or on any tax assessment received by it to the extent that such taxes have become due, or has set aside on its books adequate reserves (segregated to the extent required by generally accepted accounting principles) with respect thereto. There are no governmental investigations or other legal, administrative, or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Station, and no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from Seller. Seller is not required to pay California sales tax with respect to the business or operations of the Station.

                 3.15     Claims and Legal Actions.  Except as set forth on
Schedule 3.15 and except for any FCC rulemaking proceedings generally affecting the broadcasting industry, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative, or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Seller threatened, against or relating to Seller with respect to its ownership or operation of the Station or otherwise relating to the Assets or the business or operations of the Station, nor does Seller know or have reason to be aware of any basis for the same. In particular, but without limiting the generality of the foregoing, there are no applications, complaints or proceedings pending or, to the best of its knowledge, threatened (i) before the FCC relating to the business or operations of the Station other than rule making proceedings which affect the television industry generally, (ii) before any federal or state agency relating to the business or operations of the Station involving charges of illegal discrimination under any federal or state employment laws or regulations, or (iii) before any federal, state, or local agency relating to the business or operations of the Station involving zoning issues under any federal, state, or local zoning law, rule, or regulation.

         3.16    Environmental Matters.

                 (a) As of September 6, 1996, Seller had complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety. No charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Seller in connection with its ownership or operation of the Station alleging any failure to comply with any such law, rule, or regulation.

                 (b) To the best of Seller's knowledge, as of September 6, 1996, Seller had no liability relating to its ownership and operation of the Station (and there was no basis related to the past or present operations, properties, or facilities of Seller for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

                 (c) To the best of Seller's knowledge, as of September 6, 1996, Seller had no liability relating to its ownership and operation of the Station (and Seller had not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against Seller giving rise to any such liability) for damage to any site, location, or body of water (surface of subsurface) or for illness or personal injury.

                 (d) To the best of Seller's knowledge, as of September 6, 1996, Seller had no liability relating to its ownership and operation of the Station (and there was no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning employee health and safety.

                 (e) In connection with its ownership or operation of the Station, as of September 6, 1996, Seller had obtained and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and had complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, and local laws, rules, and regulations (including all codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                 (f) As of September 6, 1996, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, stored, spilled, leaked, discharged, emitted, or released by Seller in connection with its ownership and operation of the Station or, to the best of Seller's knowledge, by any other party on any Real Property.

         3.17 Compliance with Laws. Seller has complied in all material respects with the Licenses and all federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the-ownership and operation of the Station. Neither the ownership or use of the properties of the Station nor the conduct of the business or operations of the Station conflicts with the rights of any other person or entity.

         3.18    Conduct of Business in Ordinary Course.  Seller has not:

                 (a) Caused or permitted by any act or failure to act any material adverse change in the business, assets, or properties of the Station, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Station;

                 (b) Made any sale, assignment, lease, or other transfer of any of the Station's properties other than in the normal and usual course of business with suitable replacements being obtained therefor; or

                 (c) Made any material write-down of the value of any Assets; or

                 (d) Transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right relating to the Station.

         3.19 Transactions with Affiliates. Except as set forth on Schedule 3.19, Seller has not been involved in any business arrangement or relationship relating to the Station with any affiliate of Seller, and no affiliate of Seller owns any property or right, tangible or intangible, which is used in the business of the Station. As used in this paragraph, "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934.

         3.20 Broker. Neither Seller nor any person acting on Seller's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         3.21 Full Disclosure. No representation or warranty made by Seller in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and at Closing will be duly qualified to conduct business as a foreign corporation in the State of California. Buyer has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         4.3 Absence of Conflicting Agreements. Subject to obtaining the Consents and making any filing required under the HSR Act, the execution, delivery, and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with the Articles of Incorporation or Bylaws of Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; or (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

         4.4 Broker. Neither Buyer nor any person acting on Buyer's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         4.5 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

SECTION 5. OPERATIONS OF THE STATION PRIOR TO CLOSING

         5.1 Generally. Seller agrees that, between the date of this Agreement and the Closing Date, Seller shall operate the Station diligently in the ordinary course of business in accordance with its past practices (except where such conduct has been expressly delegated to Buyer pursuant to the terms of the Time Brokerage Agreement or would conflict with the following covenants or with Seller's other obligations under this Agreement), and in accordance with the other covenants in this Section 5.

         5.2 Compensation. Seller shall not increase the compensation, bonuses, or other benefits payable or to be payable to any person employed in connection with the conduct of the business or operations of the Station, except in accordance with past practices.

         5.3 Contracts. Seller will not enter into any contract or commitment relating to the Station or the Assets, or amend or terminate any Contract (or waive any material right thereunder), or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that will be binding on Buyer after Closing, except for cash time sales agreements made in the ordinary course of business. Prior to the Closing Date, Seller shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date, together with copies of such Contracts.

         5.4 Disposition of Assets. Seller shall not sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except where no longer used or useful in the business or operations of the Station or in connection with the acquisition of replacement property of equivalent kind and value.

         5.5 Encumbrances. Seller shall not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for (i) liens disclosed on Schedule 3.5 and Schedule 3.6, which shall be removed prior to the Closing Date, (ii) liens for current taxes not yet due and payable, and (iii) mechanics' liens and other similar liens, which shall be removed prior to the Closing Date.

         5.6 Licenses. Seller shall not cause or permit, by any act or failure to act, any of the Licenses to expire or to be revoked, suspended, or modified, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses. Seller shall not fail to prosecute with due diligence any applications to any governmental authority in connection with the operation of the Station.

         5.7 Rights. Seller shall not waive any right relating to the Station or any of the Assets. Buyer shall have a reasonable opportunity to consult with Seller concerning Seller's decision to elect must carry or retransmission consent for the Station with respect to cable television systems located in the Sacramento ADI, and Seller shall not make any such election without Buyer's approval. Seller shall not cause, by any act or failure to act, any cable system located within the Sacramento ADI to refuse to carry the Station's signal.

         5.8 No Inconsistent Action. Seller shall not take any action that is inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

         5.9 Access to Information. Seller shall give Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access to the Assets and to all other properties, equipment, books, records, Contracts, and documents relating to the Station for the purpose of audit and inspection and, upon reasonable notice to Seller, will furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Station that Buyer may reasonably request (including any financial reports and operations reports produced with respect to the affairs and business of the Station). Without limiting the generality of the foregoing, upon reasonable notice to Seller, Seller shall give Buyer and its counsel, accountants and other authorized representatives reasonable access to Seller's financial records and Seller's employees, counsel, accountants and other representatives for the purpose of preparing and auditing such financial statements as Buyer determines, in its sole judgment, are required or advisable to comply with federal or state securities laws and the rules and regulations of securities markets as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Nothing herein shall be deemed to permit Buyer to have access to any documents or other materials not relating to the properties, books or records of Buyer or the transactions contemplated hereunder.

         5.10 Maintenance of Assets. Seller shall not cause or permit, by any act or failure to act, any loss, damage or impairment of the Assets (ordinary wear and tear excepted). Seller shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices. If any loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, other than a loss, damage or impairment resulting from actions taken by Buyer pursuant to the Time Brokerage Agreement, Seller shall repair, replace, or restore the Assets to their prior condition as represented in this Agreement as soon thereafter as possible, and Seller shall use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

         5.11 Insurance. Seller shall maintain the existing insurance policies on the Station and the Assets.

         5.12 Consents. Seller shall obtain the Consents and the estoppel certificates described in Section 8.2(b), without any change in the terms or conditions of any Contract or License that could be less advantageous to the Station than those pertaining under the Contract or License as in effect on the date of this Agreement. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents. Upon Buyer's request, Seller shall cooperate with Buyer and use it best efforts to obtain from the lessors under each Real Property lease such estoppel certificates and consents to the collateral assignment of the lessee's interest under each such lease as Buyer's senior lenders may request.

         5.13 Books and Records. Seller shall maintain its books and records relating to the Station in accordance with past practices.

         5.14 Notification. Seller shall promptly notify Buyer in writing of any unusual or material developments with respect to the business or operations of the Station, and of any material change in any of the information contained in Seller's representations and warranties contained in Section 3 of this Agreement.

         5.15 Financial Information. Seller shall furnish to Buyer within twenty days after the end of each month ending between the date of this Agreement and the Closing Date such financial information (including information on payables and receivables) as Buyer may reasonably request. All financial information delivered by Seller to Buyer pursuant to this Section shall accurately reflect the books, records, and accounts of the Station and shall be complete and correct in all material respects.

         5.16 Compliance with Laws. Seller shall comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership and operation of the Station.

         5.17 Financing Leases. Seller will satisfy at or prior to Closing all outstanding obligations under capital and financing leases with respect to any of the Assets and obtain good title to the Assets leased by Seller pursuant to those leases so that those Assets shall be transferred to Buyer at Closing free of any interest of the lessors.

         5.18 Preservation of Business. Seller shall use its best efforts to preserve that portion of the business and organization of the Station not delegated to Buyer pursuant to the Time Brokerage Agreement and use its best efforts to keep available to the Station its employees and to preserve the Station's present relationships with suppliers and others having business relations with it, to the end that the business and operations of the' Station shall be unimpaired at the Closing Date.

         5.19 Collection of Accounts Receivable. Seller shall collect the accounts receivable of the Station only in the ordinary course consistent with its past practices and will not take any action designed or likely to accelerate the collection of its accounts receivable.

SECTION 6. SPECIAL COVENANTS AND AGREEMENTS

         6.1     FCC Consent.

                 (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

                 (b) Seller and Buyer shall promptly prepare an appropriate application for the FCC Consent and shall file the application with the FCC within five (5) business days of the execution of this Agreement. The parties shall prosecute the application with all reasonable diligence and otherwise use their best efforts to obtain a grant of the application as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (1) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by the party of any of its representations, warranties, or covenants under this Agreement, and (2) compliance with the condition would have a material adverse effect upon it. Buyer and Seller shall oppose any requests for reconsideration or judicial review of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by either party of its rights under Section 9.

                 6.2 Control of the Station. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Station; such operations, including complete control and supervision of all of the Station programs, employees, and policies, shall be the sole responsibility of Seller until the Closing.

         6.3 Risk of Loss. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets, other than any loss, damage or impairment resulting from actions taken by Buyer pursuant to the Time Brokerage Agreement, from any cause whatsoever shall be borne by Seller at all times prior to the Closing.

         6.4 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, including Buyer's obtaining of financing related hereto, and except as and to the extent required by law, including, without limitation, disclosure requirements of federal or state securities laws and the rules and regulations of securities markets, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by the such party from the other party in connection with the transactions contemplated by this Agreement.

         6.5 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their best efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, Buyer shall have no obligation (i) to expend funds to obtain any of the Consents or (ii) to agree to any adverse change in any License or Assumed Contract to obtain a Consent required with respect thereto.

         6.6 Bulk Sales Law. If applicable, the Bulk Sales law of the State of California shall be complied with by Seller. Any loss, liability, obligation, or cost suffered by Seller or Buyer as the result of the failure of Seller or Buyer to comply with the provisions of any bulk sales law applicable to the transfer of the Assets as contemplated by this Agreement shall be borne by Seller.

         6.7 Access to Books and Records. Seller shall provide Buyer access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets that are not included in the Assets. Buyer shall provide Seller access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets.

         6.8 Appraisal. Buyer and Seller shall retain Bond & Pecaro ("B&P") to conduct an appraisal of the Assets (the "B&P Appraisal"). Buyer and Seller agree to allocate the Purchase Price for tax and recording purposes in accordance with the B&P Appraisal unless Buyer or Seller notifies the other in writing within ten (10) business days following its receipt of the B&P Appraisal of any reasonable, good faith objection to the allocation set forth in the B&P Appraisal (the "Objection Notice"). The Objection Notice shall describe in reasonable detail the basis for the objection. Buyer and Seller shall mutually designate, no later than ten (10) business days following receipt of an Objection Notice, a second appraisal firm (the "Alternate Appraiser") with experience in the valuation and appraisal of television station assets to conduct the appraisal. Buyer and Seller agree to abide by the appraisal produced by the Alternate Appraiser and allocate the Purchase Price for tax and recording purposes in accordance with such appraisal. The fee Section and expenses of B&P shall be paid by Buyer, unless Seller delivers to Buyer an Objection Notice, in which event Seller shall pay the fees and expenses of B&P. The fees and expenses of any Alternate Appraiser shall be paid one-half by Buyer and one-half by Seller.

         6.9 Noncompetition Agreement. At Closing, Buyer and Seller shall enter into a Noncompetition Agreement in the form of Schedule 6.13 and $340,000 of the Purchase Price shall be allocated to the covenants of Seller set forth therein on the Closing Date.

         6.10 HSR Act Filing. Seller and Buyer agree to (a) file, or cause to be filed, with ,the U.S. Department of Justice ("DOJ") and Federal Trade Commission ("FTC") all filings, if any, which are required in connection with the transactions contemplated hereby under the HSR Act within ten (10) business days of the date of this Agreement; (b) submit to the other party, prior to filing, their respective HSR Act filings to be made hereunder, and to discuss with the other any comments the reviewing party may have; (c) cooperate with each other in connection with such HSR Act filings, which cooperation shall include furnishing the other with any information or documents in such party's possession that may be reasonably required in connection with such filings; (d) promptly file, after any request by the FTC or DOJ and after appropriate negotiation with the FTC or DOJ of the scope of such request, any information or documents requested by the FTC or DOJ; and (e) furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or DOJ which relates to the transactions contemplated hereunder, and to the extent practicable, to permit each other to participate in any conferences with the FTC or DOJ.

SECTION 7.       CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER
                 AT CLOSING

         7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that date, except insofar as any representation or warranty of Seller (i) was true and complete in all material respects at and as of the date hereof but shall not be true and complete in all material respects at and as of the Closing Date as a result of actions taken by Buyer pursuant to the Time Brokerage Agreement or (ii) expressly relates to any specified earlier date only.

                 (b) Covenants and Conditions. Seller shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Consents. All Consents shall have been obtained and delivered to Buyer without any adverse change in the terms or conditions of any agreement or any governmental license, permit, or other authorization.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 6.1 hereof, Seller shall have complied with any conditions imposed on it by the FCC Consent, and the FCC Consent shall have become a Final Order.

                 (e) Governmental Authorizations. Seller shall be the holder of all Licenses and there shall not have been any modification of any License that could have an adverse effect on the Station or the conduct of its business and operations. No proceeding shall be pending or threatened the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any License.

                 (f) Deliveries. Seller shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2.

                 (g) Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change resulting from any action taken by Seller in the business, assets, or properties of the Station, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Station.

                 (h) HSR Act. If applicable, the waiting period under the HSR Act shall have expired without unresolved action by the DOJ or the FTC to prevent the Closing.

                 (i) Transaction Documents. The Time Brokerage Agreement shall be in full force and effect and Seller shall have complied in all material respects with its obligations thereunder and there shall exist no Event of Default (as defined in the Loan Agreement).

         7.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing are subject at Seller's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that date.

                 (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Seller of any conditions that need not be complied with by Seller under Section 6.1 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

                 (e) HSR Act. If applicable, the waiting period under the HSR Act shall have expired without unresolved action by the DOJ or the FTC to prevent the Closing.

                 (f) Time Brokerage Agreement. The Time Brokerage Agreement shall be in full force and effect, and Buyer shall have complied in all material respects with its obligations thereunder.

SECTION 8. CLOSING AND CLOSING DELIVERIES

         8.1     Closing.

                 (a) Closing Date. The Closing shall take place at 10:00 a.m. on a date, to be set by Buyer on at least five days' written notice to Seller, that is (1) not earlier than the first business day after the FCC Consent is granted, and (2) not later than ten business days following the date upon which the FCC Consent has become a Final Order, subject to satisfaction or waiver of all other conditions precedent to the holding of the Closing. If Buyer fails to specify the date for Closing prior to the fifth business day after the date upon which the FCC Consent becomes a Final Order, the Closing shall take place on the tenth business day after the date upon which the FCC Consent becomes a Final Order. Notwithstanding the foregoing, if the waiting period under the HSR Act shall not have expired on or before the date that is the tenth business day after the date on which the FCC Consent becomes a Final Order, the Closing shall take place at 10:00 a.m. on a date to be set by Buyer, on at least five days' written notice to Seller, that is not earlier than the first business day and not later than the tenth business day after the date such waiting period shall have expired.

                 (b) Closing Place. The Closing shall be held at the offices of McQuaid, Metzler, McCormick & Van Zandt, L.L.P., One Maritime Plaza, 23rd Floor, San Francisco, California, or any other place that is agreed upon by Buyer and Seller; provided, however, that Buyer and Seller shall use their reasonable best efforts to conduct the Closing by mail.

         8.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                 (a) Transfer Documents. Duly executed warranty bills of sale, deeds, motor vehicle titles, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of Buyer, free and clear of all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges or encumbrances, except for liens for current taxes not yet due and payable;

                 (b) Estoppel Certificates. Estoppel certificates of the lessors of all leasehold and subleasehold interests included in the Real Property and estoppel certificates of contracting parties to those Assumed Contracts listed in Schedule 3.7 that are designated to indicate that estoppel certificates are required under this paragraph;

                 (c) Consents. A manually executed copy of any instrument evidencing receipt of any Consent;

                 (d) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Seller by an officer of Seller or Seller's general partner, certifying (1) that all representations and warranties of Seller contained in this Agreement are true and complete in all material respects as of the Closing Date as though made at and as of that date, except insofar as any representation or warranty of Seller (i) was true and complete in all material respects at and as of the date hereof but is not be true and complete in all material respects at and as of the Closing Date as a result of actions taken by Buyer pursuant to the Time Brokerage Agreement or
(ii) expressly relates to any specified earlier date only; and (2) that Seller has performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

                 (e) Tax, Lien, and Judgment Searches. Results of a search for tax, lien, and judgment filings in the Secretary of State's records of the State of California as well as the records of those counties in California in which any of the Assets are located, such searches having been made no earlier than fifteen days prior to the Closing Date;

                 (f) Licenses, Contracts, Business Records, Etc. Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records used by Seller in connection with its operations;

                 (g) Opinion of Counsel. An Opinion of Seller's counsel dated as of the Closing Date, substantially in the form of Schedule 8.2(g) hereto;

                 (h) Noncompetition Agreement. The Noncompetition Agreement in the form as Schedule 6.13, duly executed on behalf of Seller; and

                 (i) Lenders Certificates. Such certificates and confirmations to Buyer's senior lenders as Buyer may reasonably request in connection with obtaining financing for the performance of its payment obligations hereunder at no cost or expense to Seller; provided, however, that Seller shall not be required to deliver under this section any signature of a third party on, or consent to, any document.

         8.3 Deliveries by Buyer. Prior to or, on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

                 (a)      Purchase Price.  The Purchase Price as provided in
Section 2.3;

                 (b) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Seller's obligations under the Licenses and Assumed Contracts insofar as they relate to the time on and after the Closing Date and arise out of events related to Buyer's ownership of the Assets or its operation of the Station on or after the Closing Date;

                 (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by an officer of Buyer, certifying (1) that all representations and warranties of Buyer contained in this Agreement are true and complete in all material respects at and as of the Closing Date as though made at and as of that date, and (2) that Buyer has performed and complied in all material respects with all of its covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

                 (d) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, substantially in the form of Schedule 8.3(d) hereto.

                 (e) Noncompetition Agreement. The Noncompetition Agreement in the form of Schedule 6.13 duly executed by Buyer and the payment of $340,000 to Seller thereunder.

SECTION 9. TERMINATION

         9.1 Termination by Seller. This Agreement may be terminated by Seller and the purchase and sale of the Station abandoned, if Seller is not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Seller set forth in this Agreement have not been satisfied or waived in writing by Seller.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                 (c) Upset Date. If the Closing shall not have occurred by June 30, 1999.

                 (d) Breach. Without limiting Seller's rights under this Agreement, if Buyer has failed to cure any material breach of any of its representations, warranties or covenants under this Agreement within fifteen days after Buyer received written notice of such breach from Seller.

         9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Station abandoned, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied or waived in writing by Buyer.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                 (c) Upset Date. If the Closing shall not have occurred by June 30, 1999.

                 (d) Interruption of Service. If Seller shall have taken any action that prevented signal transmission of the Station in the normal and usual manner for a continuous period of seven days.

                 (e) Breach. Without limiting Buyer's rights under this Agreement, if Seller has failed to cure any material breach of any of its representations, warranties or covenants under this Agreement within fifteen days after Seller received written notice of such breach from Buyer.

         9.3 Rights on Termination. If this Agreement is terminated pursuant to Section 9.1 or Section 9.2 and neither party is in material breach of this Agreement, the parties hereto shall not have any further liability to each other with respect to the purchase and sale of the Assets. If this Agreement is terminated by Buyer due to Seller's material breach of this Agreement, Buyer shall have all rights and remedies available at law or equity. If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement, Seller shall have all rights and remedies available at law or equity.

SECTION 10.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                 INDEMNIFICATION; CERTAIN REMEDIES

         10.1 Representations and Warranties. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing for a period of eighteen months. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by Seller shall affect Buyer's right to rely on any representation or warranty made by Seller or relieve Seller of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

         10.2 Indemnification by Seller. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Seller hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement.

                 (b) Any and all obligations of Seller not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts.

                 (c) Any loss, liability, obligation, or cost resulting from the failure of the Seller to comply with the provisions of any bulk sales law applicable to the transfer of the Assets.

                 (d) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Station prior to the Closing, including any liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior the Closing Date.

                 (e) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.3 Indemnification by Buyer. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Seller under this Agreement.

                 (b) Any and all obligations of Seller assumed by Buyer pursuant to this Agreement.

                 (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Station on and after the Closing.

                 (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                 (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five days after written notice of such action, suit, or proceeding was given to Claimant.

                 (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as applicable.

                 (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

                 (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                 (e) The indemnifications rights provided in Sections 10.2 and 10.3 shall extend to the shareholders, partners, directors, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

         10.5 Specific Performance. The parties recognize that if Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

         10.6 Attorneys' Fees. In the event of a default by either party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

SECTION 11.  MISCELLANEOUS

         11.1 Fees and Expenses. Any federal, state, or local sales or transfer tax arising in connection with the conveyance of the Assets by Seller to Buyer pursuant to this Agreement shall be paid by Seller. Buyer and Seller shall each pay one-half of all filing fees required by the FCC in connection with the FCC Consent. Buyer shall pay all filing fees required by the FTC or DOJ under the HSR Act. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, and each party shall be responsible for all fees or commissions payable to any other finder, broker, advisor, or similar person retained by or on behalf of such party.

         11.2 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to Seller:             Ron V. Briggs
                          Ponce-Nicasio Broadcasting, A Limited Partnership
                          3100 Gold Nugget Way
                          Placerville, CA 95667

With a copy to:           Roger J. Metzler, Esq.
                          McQuaid, Metzler, McCormick & Van Zandt, L.L.P.
                          One Maritime Plaza, 23rd Floor
                          San Francisco, CA 94111

If to Buyer:              Lowell W. Paxson, Chairman
                          Paxson Communications of Sacramento-29, Inc.
                          601 Clearwater Park Road
                          West Palm Beach, FL 33401

With a copy to:           John R. Feore, Jr., Esq.
                          Dow, Lohnes & Albertson
                          A Professional Limited Liability Company
                          1200 New Hampshire Avenue, N.W.
                          Suite 800
                          Washington, D.C. 20036

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.2.

         11.3 Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights and obligations under this Agreement, in whole or in part, without seeking or obtaining Seller's prior approval, to (a) one or more subsidiaries or commonly controlled affiliates of Buyer or (b) any other entity designated by Buyer, so long as Buyer determines, in the exercise of reasonable business judgment, that such entity possesses the financial capacity, and the requisite qualifications under the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder, to consummate the transactions contemplated by this Agreement; provided, however, that Paxson Communications Corporation hereby agrees to guarantee the performance by Buyer's assignee of Buyer's obligations hereunder in the event that Buyer's assignee fails to perform such obligations. Notwithstanding the foregoing, Buyer may, at its sole cost and expense, collaterally assign its rights and interests hereunder to its lenders without seeking or obtaining Seller's prior approval. Upon any permitted assignment by Buyer or Seller in accordance with this Section 11.4, all references to "Buyer" herein shall be deemed to be references to Buyer's assignee and all references to "Seller" herein shall be deemed to be references to Seller's assignee, as the case may be. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.4 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Seller, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

         11.5 Governing Law; Venue. This agreement shall be governed, construed, and enforced in accordance with the laws of the State of California (without regard to the choice of law provisions thereof). Seller and Buyer hereby irrevocably submit to the exclusive jurisdiction and venue of the state and federal district courts for Sacramento, California for the purposes of any action or proceeding arising out of or relating to this Agreement or the subject matter hereof. Buyer and Seller waive and agree not to assert, by way of motion, as a defense or otherwise, in any such action or proceeding, any claim that (a) they are not personally subject to the jurisdiction of such courts, (b) the action or proceeding is brought in an inconvenient forum or (c) the venue of the action or proceeding is improper. Seller and Buyer agree that, notwithstanding any right or privilege they may possess at any time, they and their property are and shall be generally subject to suit on account of the obligations they have assumed hereunder. Seller and Buyer agree that service in person or by certified or registered U.S. mail to its address set forth in
Section 11.2, or as subsequently changed as provided therein, shall constitute valid in personam service upon Seller and Buyer and their successors and assigns in any action or proceeding with respect to any matter as to which they have submitted to jurisdiction hereunder. The obligations of Seller and Buyer under this Section shall survive any termination of this Agreement.

         11.6 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.7 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

         11.8 Entire Agreement. This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

         11.9 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.10.

         11.10 Press Release. Neither party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this

Agreement or the transactions contemplated hereby without the prior written consent of the other party; provided, however, that nothing contained herein shall prevent either party from promptly making all filings with governmental authorities as may, in its judgement be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         1.11 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.


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

   IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.

                                   PAXSON COMMUNICATIONS OF
                                   SACRAMENTO-29, INC.



                                   By:
                                      ------------------------------------------
                                          James B. Bocock
                                          President


                                   PONCE-NICASIO BROADCASTING, A
                                   LIMITED PARTNERSHIP

                                   By:     Ponce-Nicasio Broadcasting, Inc.,
                                           its general partner




                                            By:
                                                --------------------------------
                                                 Name:
                                                 Title:


                                   PAXSON COMMUNICATIONS CORPORATION HEREBY
                                   JOINS IN THE EXECUTION OF THE FOREGOING
                                   AGREEMENT SOLELY TO AGREE TO THE GUARANTY SET FORTH IN SECTION 11.3 HEREOF, AS OF THE DATE FIRST ABOVE WRITTEN.


                                   By:
                                      ------------------------------------------
                                          James B. Bocock
                                          President